Exhibit 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ANNOUNCES 2009 SECOND
QUARTER AND FIRST HALF RESULTS

• Second Quarter Operating Expenses Down Dramatically
• Second Quarter Private Sales up 46% to $134 Million
• 41% Improvement in Second Quarter Auction Commission Margin
Drives Profitable Quarter

August 4, 2009, New York -- Sotheby’s (NYSE: BID) today announced results for the second quarter and first six months ended June 30, 2009.

For the quarter ended June 30, 2009, the Company reported operating revenues of $167.3 million, a $152.8 million, or 48%, decrease from the prior period. This decrease is primarily due to a 66% decline in net auction sales attributable to the downturn in the global economy and international art market. Partially offsetting this decline is a 620 basis point, or 41%, increase in auction commission margin, from 15.1% in the second quarter of 2008 to 21.3% in the current period, as a result of the Company’s revenue enhancement strategies and a change in sales mix. Also positively impacting revenues is a $10.8 million reduction in principal activities losses over the period due to the significant level of auction guarantee losses in the prior period. Sotheby’s has substantially reduced its use of auction guarantees for sales occurring in 2009 and expects to continue to significantly limit its use of auction guarantees for the foreseeable future.

Net income for the second quarter of 2009 is $12.2 million, or $0.18 per share, compared to $95.3 million, or $1.41 per share, for the prior period. This decrease is largely due to the aforementioned revenue decline and is partially offset by a $50.3 million, or 30%, reduction in operating expenses. Excluding restructuring charges in 2009 and a non-recurring benefit recorded in 2008, the reduction in operating expenses is $73.5 million*, or 39%*, from the prior second quarter. This expense improvement is attributable to management’s cost reduction initiatives as well as a lower level of net auction sales during the period.

For the first six months of 2009, operating revenues totaled $221.7 million, a $227.7 million, or 51%, decline from the prior period, and net loss was ($22.3) million, or ($0.34) per share, compared to net income of $82.9 million, or $1.23 per share, for the prior period. This decline is primarily due to a 51% decline in first half operating revenues, attributable to a 67% decline in net sales over the period, and is partially offset by a 28% reduction in operating expenses in the first half of 2009 as compared to the same period in the prior year. Excluding restructuring charges in 2009 and a non-recurring benefit recorded in 2008, the reduction in operating expenses is $116.6 million*, or 35%*, from the prior year.

“With auction commission margins up 41% and costs down 39%* (excluding restructuring charges in 2009 and a non-recurring benefit recorded in 2008), Sotheby’s second quarter results demonstrate Management’s response to the global economic turbulence of 2008,” said Bill Ruprecht, President and Chief Executive of Sotheby’s. “The 620 basis point improvement in auction commission margin to 21.3% for the second quarter brought an incremental $39.3 million or 24% of total revenues for the period, a very significant increase. We adjusted quickly to the different and difficult environment that suddenly presented itself and we are very well positioned to capitalize on a market rebound and benefit from our improved margins and lower costs.”

Mr. Ruprecht added: “The steady improvement in sell through rates by lot since November has been another positive indicator. In Impressionist and Modern Art, those rates in our evening sales went from 64% (November) to 81% (May) to 85% (June) and from 68% (November) to 81% (May) to 93% (June) for Contemporary Art. These figures and the 46% increase in second quarter private sales to $134 million show active participation at new price levels and give confidence to consignors and to buyers alike that there is now a more stable marketplace.

“We are on track to achieve the $160 million in cost savings in 2009 as compared to 2008 as announced last quarter. These substantial savings, as well as a new three year $150 million revolving credit facility that we expect to close with GE Capital later this month (subject to the conditions in the GE Capital commitment letter), have us on solid ground for the future.”

Second and Third Quarter Sales
Sotheby’s summer fine arts sales in London in late June brought $132.0 million, near the high end of the pre-sale estimate of $144 million and with a high sell through rate of 86% for the series. The Impressionist and Modern Art sales brought $75.8 million and were highlighted by the sale of Pablo Picasso’s Homme à l’épée for $11.5 million, the highest price of the London summer sales season for any auction house. London’s Contemporary Art sales totaled $56.2 million and were highlighted by the sale of Andy Warhol’s 1963 painting Mrs. McCarthy and Mrs. Brown (Tunafish Disaster) for $6.1 million, above the pre-sale low estimate of $5.8 million.

Sotheby’s July London Old Masters and British sales led the market and brought $72.4 million, well within the pre-sale estimate of $59/$85 million and including the Collection of Barbara Piasecka Johnson which brought $16.9 million. The top lot of the sales was Pieter Brueghel’s The Massacre of the Innocents which sold for $7.4 million, above the pre-sale high estimate of $5.6 million. Auction records were set for nine artists during the week.

Upcoming Sales
Sotheby’s fall Hong Kong sales will be held from October 3rd to 8th and will offer over 2,000 lots with a combined pre-sale estimate of approximately $95 million. A number of private collections with exceptional provenance will be offered, including a single-owner collection consisting of Imperial works of art and objects from the Qianlong Reign. Highlights from this collection will include An Imperial Knife with a Rhinoceros Horn Scabbard, Mark and Period of Qianlong (est. in excess of $1 million) and A Han Dynasty Jade Bi in an Imperial Zitan Mount, Mark and Period of Qianlong (est. $0.8/ $1 million).

Other highlights of the series include An Outstanding Imperial Carved Zitan ‘Ten Dragon’ Throne, Qianlong Period (est. $2.6/ $3.8 million), A Superb and Rare Large Blue and White ‘Dragon’ Moonflask, Seal Mark and Period of Qianlong (est. $1.9/ $2.6 million) and Sanyu’s Lotus et Poissons Rouges (Lotus and Red Fish) (est. $1.9/ $3.2 million). Wine from two superb American single-owner collections will include over 6,000 bottles with a combined pre-sale estimate of $4/$6 million.

During the fall 2009 and winter 2010 auction seasons Sotheby’s in New York will present works from the collections of renowned philanthropist and patron of the arts, Dr. Arthur M. Sackler. The offering of several hundred objects from Dr. Sackler’s collections comprises important Impressionist and Modern paintings, among them Wasilly Kandinsky’s Krass und Mild (Dramatic and Mild) from 1932 (est. $6/$8 million) as well as Chinese Furniture, Asian Carpets, English Furniture, Antiquities, Pre Columbian Art, Old Master Drawings and European terracottas and bronzes. Together the group is estimated to bring more than $15 million.

In November, Sotheby’s London will present the collection of the renowned actor, director and film producer Lord Richard Attenborough and his wife, Lady Attenborough. The sale is made up of a fine selection of works from some of the leading British artists of the 20th Century and is expected to bring in excess of $3.2 million. The highlight of the sale is Old Houses by LS Lowry which is estimated at $500,000-$840,000.

In December in New York, Sotheby’s Magnificent Jewels sale will include jewels from the collection of former Brazilian model and philanthropist Lúcia Moreira Salles. Her collection includes Cartier, Van Cleef & Arpels, Jar, Verdura, Bulgari and stunning natural pearls and spectacular stones and has a pre-sale estimate of $2.5/3.6 million.

*Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.
Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the success of our cost savings initiatives, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Tuesday, August 4, 2009, at 4:45 PM EDT. Domestic callers should dial: 877-874-1569 and international callers should dial: 719-325-4767. The call reservation number is 2359481.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues:
Auction and related revenues	$151,007	$290,393	$196,985	$398,331
Finance revenues	2,245	3,650	4,664	7,162
Dealer revenues	13,055	24,791	17,801	41,476
License fee revenues	770	918	1,549	1,509
Other revenues	244	409	750	944
Total revenues	167,321	320,161	221,749	449,422

Expenses:
Direct costs of services	14,509	35,162	23,669	48,719
Dealer cost of sales	11,840	24,679	20,506	40,597
Marketing expenses	3,054	5,597	5,967	10,946
Salaries and related costs	49,356	71,903	97,316	133,074
General and administrative expenses	30,372	44,328	60,804	89,792
Depreciation and amortization expense	5,087	6,005	10,459	12,217
Antitrust related matters	-	(18,385)	-	(18,385)
Restructuring charges	4,803	-	10,519	-
Total expenses	119,021	169,289	229,240	316,960

Operating income (loss)	48,300	150,872	(7,491)	132,462

Interest income	1,551	2,064	3,151	3,976
Interest expense	(11,431)	(8,002)	(22,585)	(15,252)
Extinguishment of debt	-	-	1,039	-
Other expense	(2,707)	(3,794)	(5,094)	(1,171)

Income (loss) before taxes	35,713	141,140	(30,980	120,015
Equity in earnings of investees, net of taxes	242	300	91	1,537
Income tax expense (benefit)	23,774	46,106	(8,578)	38,613

Net income (loss)	$12,181	$95,334	($22,311)	$82,939

Basic earnings (loss) per share - Sotheby's
common shareholders	$0.18	$1.42	($0.34)	$1.23

Diluted earnings (loss) per share - Sotheby's
common shareholders	$0.18	$1.41	($0.34)	$1.23

Weighted average basic shares outstanding	65,207	64,663	65,079	64,529
Weighted average diluted shares outstanding	65,784	65,390	65,079	65,695
Cash dividends paid per common share	$0.05	$0.15	$0.20	$0.30

APPENDIX B

SOTHEBY'S

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Adjusted Total Expenses is not a GAAP financial measure and should not be considered as an alternative to Total Expenses calculated in accordance with GAAP. Management believes that the use of the non-GAAP financial measures presented in this release enables management and investors to evaluate, and compare from period to period, the Company's results from operations in a more consistent manner. Management also utilizes the non-GAAP financial measures presented in this release in analyzing the Company's performance. A reconciliation of the non-GAAP financial measures used in this release to the comparable GAAP amounts is included below (in thousands of dollars).

	Three Months Ended
	June 30,		$ Increase /	% Increase /
	2009	2008	(Decrease)	Decrease

Total Expenses - GAAP	$119,021	$169,289	($50,268)	-30%
Adjustments:
Antitrust related matters ^	-	18,385	(18,385)	n/a
Restructuring charges	(4,803)	-	(4,803)	n/a
Adjusted Total Expenses	$114,218	$187,674	($73,456)	-39%

	Six Months Ended
	June 30,		$ Increase /	% Increase /
	2009	2008	(Decrease)	Decrease

Total Expenses - GAAP	$229,240	$316,960	($87,720)	-28%
Adjustments:
Antitrust related matters ^	-	18,385	(18,385)	n/a
Restructuring charges	(10,519	-	(10,519)	n/a
Adjusted Total Expenses	$218,721	$335,345	($116,624)	-35%

^   Represents a benefit of $18.4 million recognized in the second quarter of 2008 as a result of the reversal of the remaining liability for discount certificates that were issued by the Company in 2003 in conjunction with the settlement of antitrust related civil litigation.